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Filed Pursuant to Rule 433
Registration No. 333- 149879
May 12, 2008

PETRO-CANADA
PRICING TERM SHEET

6.800% Notes due 2038

Issuer:	Petro-Canada
Security:	6.800% Notes due 2038
Size:	$900,000,000
Maturity Date:	May 15, 2038
Coupon:	6.800%
Interest Payment Dates:	May 15 and November 15, commencing November 15, 2008
Price to Public:	99.784%
Benchmark Treasury:	5.000% due May 15, 2037
Benchmark Treasury Yield:	4.517%
Spread to Benchmark Treasury:	+230 bp
Yield:	6.817%
Make-Whole Call:	Greater of Par or T+35 bp
Expected Settlement Date:	May 15, 2008
CUSIP:	71644E AJ1
Anticipated Ratings:	Baa2 by Moody's Investors Service, Inc BBB by Standard & Poor's Ratings Services AL by Dominion Bond Ratings Services
Joint Book-Running Managers:	Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, Deutsche Bank Securities Inc., toll free at 1-800-503-4611 or HSBC Securities (USA) Inc. toll free at 1-866-811-8049.

Filed Pursuant to Rule 433
Registration No. 333- 149879
May 12, 2008

PETRO-CANADA
PRICING TERM SHEET

6.050% Notes due 2018

Issuer:	Petro-Canada
Security:	6.05% Notes due May 15, 2018
Size:	$600,000,000
Maturity Date:	May 15, 2018
Coupon:	6.050%
Interest Payment Dates:	May 15 and November 15, commencing November 15, 2008
Price to Public:	99.829%
Benchmark Treasury:	3.875% due May 15, 2018
Benchmark Treasury Yield:	3.773%
Spread to Benchmark Treasury:	+230 bp
Yield:	6.073%
Make-Whole Call:	Greater of Par or T+35 bp
Expected Settlement Date:	May 15, 2008
CUSIP:	71644E AH5
Anticipated Ratings:	Baa2 by Moody's Investors Service, Inc BBB by Standard & Poor's Ratings Services AL by Dominion Bond Ratings Services
Joint Book-Running Managers:	Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, Deutsche Bank Securities Inc., toll free at 1-800-503-4611 or HSBC Securities (USA) Inc. toll free at 1-866-811-8049.

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  Filed Pursuant to Rule 433 Registration No. 333- 149879 May 12, 2008
Pricing Term Sheet (30 Year)
  Filed Pursuant to Rule 433 Registration No. 333- 149879 May 12, 2008
Pricing Term Sheet (10 Year)